EXH 10.18

                                      March 1, 1999


Mr. John J. Quicke
11 Stony Hollow Road
Chappaqua, NY 10514

Dear John:

     Reference is made to your Employment Agreement dated April 1, 1993, as amended by letter agreement dated March 1, 1995 and as further amended by letter agreement dated September 26, 1996 (the "Agreement"). This shall confirm that the term of the Agreement as specified in Paragraph 6(a) thereof is hereby extended for an additional three (3) year period commencing as of January 1, 2000 and expiring December 31, 2002. The foregoing is expressly subject to provisions of subparagraphs 6(b) and 6(c) of the Agreement.

     This shall also confirm that the first sentence of Paragraph
2 of the Agreement is hereby amended to read in its entirety as follows:

     "In full consideration of all of the services to be rendered by you under this Agreement, the Company will pay to you a base salary at the rate of Five Hundred Sixty Thousand Dollars ($560,000) per year (that being the effective rate commencing March 1, 1999) during the term of your employment hereunder, payable in equal bi-weekly installments."

     Except as set forth above, this letter shall not amend or affect your Agreement; said Agreement, as hereby amended, shall remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to the undersigned. Upon our receipt of such fully executed copy, this shall constitute a binding agreement between us.

                                  SEQUA CORPORATION



                                  By:_________________________________
                                      Norman E. Alexander
                                      Chairman and Chief Executive

Officer
AGREED TO AND ACCEPTED:



By:___________________________Date:___________
        John J. Quicke